$290,000,000.00

                CREDIT AGREEMENT

              Dated as of October 7, 1999

                   Among

                SEMCO ENERGY, INC.

                  as Borrower
                  -----------

          THE BANKS NAMED IN THIS CREDIT AGREEMENT

                  as Banks
                  --------

             BANC OF AMERICA SECURITIES LLC

                  as Arranger
                  -----------

                    and

               BANK OF AMERICA, N.A.

               as Administrative Agent
               -----------------------

                TABLE OF CONTENTS

                                                                   Page


                  ARTICLE I
            DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.   Certain Defined Terms                                1
Section 1.02.   Computation of Time Periods                         16
Section 1.03.   Accounting Terms; Changes in GAAP                   17
Section 1.04.   Types of Advances                                   17
Section 1.05.   Miscellaneous                                       17
Section 1.06.   Ratings                                             17


                  ARTICLE II
                 THE ADVANCES

Section 2.01.   The Advances.                                       17
Section 2.02.   Method of Borrowing                                 18
Section 2.03.   Fees                                                20
Section 2.04.   Reduction of the Commitments                        20
Section 2.05.   Repayment                                           21
Section 2.06.   Interest                                            21
Section 2.07.   Prepayments                                         21
Section 2.08.   Breakage Costs                                      23
Section 2.09.   Increased Costs and Reduced Return                  23
Section 2.10.   Payments and Computations                           25
Section 2.11.   Taxes                                               26
Section 2.12.   Sharing of Payments, Etc.                           27
Section 2.13.   Replacement of Bank.                                27


                  ARTICLE III
               CONDITIONS OF BORROWING

Section 3.01.   Initial Conditions Precedent to Borrowing           28
Section 3.02.   Additional Conditions Precedent to the Borrowing    29
Section 3.03.   Determinations Under Sections 3.01 and 3.02         32


                  ARTICLE IV
             REPRESENTATIONS AND WARRANTIES

Section 4.01.   Corporate Existence; Subsidiaries                   32
Section 4.02.   Corporate Power                                     32
Section 4.03.   Authorization and Approvals                         33
Section 4.04.   Enforceable Obligations                             33
Section 4.05.   Financial Statements                                33
Section 4.06.   Acquired Business                                   34
Section 4.07.   True and Complete Disclosure                        34
Section 4.08.   Litigation                                          34
Section 4.09.   Use of Proceeds                                     34
Section 4.10.   Investment Company Act                              35
Section 4.11.   Public Utility Holding Company Act                  35
Section 4.12.   Taxes                                               35
Section 4.13.   Pension Plans                                       35
Section 4.14.   No Burdensome Restrictions; No Defaults             36
Section 4.15.   Environmental Condition                             36
Section 4.16.   Compliance with Laws, Material Agreements.          37
Section 4.17.   Year 2000.                                          37


                  ARTICLE V
               AFFIRMATIVE COVENANTS

Section 5.01.   Compliance with Laws, Material Agreements, Etc.     38
Section 5.02.   Maintenance of Insurance                            38
Section 5.03.   Preservation of Corporate Existence, Etc.           38
Section 5.04.   Payment of Taxes, Etc.                              38
Section 5.05.   Visitation Rights; Environmental Inspections        38
Section 5.06.   Reporting Requirements                              39
Section 5.07.   Maintenance of Property                             41
Section 5.08.   Subsidiaries                                        41
Section 5.09.   Books and Records                                   42
Section 5.10.   Year 2000                                           42
Section 5.11.   Temporary Subsidiaries                              42


                  ARTICLE VI
                NEGATIVE COVENANTS

Section 6.01.   Use of Proceeds                                     42
Section 6.02.   Liens, Etc.                                         42
Section 6.03.   Restricted Payments                                 43
Section 6.04.   Compliance with ERISA                               43
Section 6.05.   Merger or Consolidation; Asset Sales                43
Section 6.06.   Permitted Investments                               43
Section 6.07.   Affiliate Transactions                              44
Section 6.08.   Fixed Coverage Ratio                                44
Section 6.09.   Limitations on Debt.                                44
Section 6.10.   Operative Documents                                 44
Section 6.11.   Subsidiary Debt                                     44
Section 6.12.   Utility Subsidiaries                                45


                  ARTICLE VII
               DEFAULT AND REMEDIES

Section 7.01.   Events of Default                                   45
Section 7.02.   Optional Acceleration of Maturity                   47
Section 7.03.   Automatic Acceleration of Maturity                  47
Section 7.04.   Non-exclusivity of Remedies                         48
Section 7.05.   Right of Set-off                                    48
Section 7.06.   Application of Payments                             48


                 ARTICLE VIII
              THE ADMINISTRATIVE AGENT

Section 8.01.   Appointment, Powers, and Immunities                 48
Section 8.02.   Reliance by Administrative Agent                    49
Section 8.03.   Defaults                                            49
Section 8.04.   Rights as Bank                                      49
Section 8.05.   INDEMNIFICATION                                     50
Section 8.06.   Non-Reliance on Administrative Agent and
                Other Banks                                         50
Section 8.07.   Resignation of Administrative Agent                 50


                  ARTICLE IX
                 MISCELLANEOUS

Section 9.01.   Amendments, Etc.                                    51
Section 9.02.   Notices, Etc.                                       51
Section 9.03.   No Waiver; Remedies                                 52
Section 9.04.   Costs and Expenses                                  52
Section 9.05.   Binding Effect                                      52
Section 9.06.   Bank Assignments and Participations                 52
Section 9.07.   INDEMNIFICATION                                     54
Section 9.08.   Confidentiality                                     54
Section 9.09.   Execution in Counterparts                           55
Section 9.10.   Survival of Representations, etc                    55
Section 9.11.   Severability                                        55
Section 9.12.   Maximum Rate                                        55
Section 9.13.   Usury Not Intended                                  55
Section 9.14.   Governing Law                                       56
Section 9.15.   Waiver of Jury                                      56

EXHIBITS:

Exhibit A     -   Form of Assignment and Acceptance
Exhibit B     -   Form of Subsidiary Guaranty Agreement
Exhibit C     -   Form of Note
Exhibit D     -   Form of Notice of Borrowing
Exhibit E     -   Form of Notice of Conversion or Continuation
Exhibit F     -   Form of Compliance Certificate


SCHEDULES:

Schedule 1.01(a)   -   Notice Information
Schedule 1.01(b)   -   Commitment Fees and Applicable Margins
Schedule 1.01(c)   -   Permitted Liens
Schedule 4.01    -   Subsidiaries
Schedule 5.08    -   Immaterial Subsidiaries
Schedule 6.11    -   Existing Indebtedness

                CREDIT AGREEMENT


   This Credit Agreement dated as of October 7, 1999 is among SEMCO Energy, Inc., a Michigan corporation ("Borrower"), the Banks (as defined below), and Bank of America, N.A., as Administrative Agent.

   The Borrower, the Banks and the Administrative Agent agree as follows:


                  ARTICLE I

            DEFINITIONS AND ACCOUNTING TERMS

   Section 1.01. Certain Defined Terms. As used in this Agreement, the term "Borrower" shall have the meaning set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

   "Acceptable Instruments" means promissory notes duly executed by any Subsidiary of the Borrower and payable to the order of the Borrower, evidencing Indebtedness owed by such Subsidiary to the Borrower and bearing interest at a rate that is reasonably equivalent to the market rate for debt instruments of similar risk and maturity.

   "Acquired Business" means the business to be acquired by the Borrower pursuant to the Purchase Agreement, including Alaska Pipeline Company, an Alaska corporation, the Alaskan natural gas distribution division of Ocean Energy, Inc. generally known as ENSTAR Natural Gas Company, the business carried on and conducted by such division and each Subsidiary of any Person so acquired.

   "Acquisition" means the acquisition of an entity or an asset by the Borrower or any of its Subsidiaries.

   "Acquisition Debt" means, for any Acquisition, Debt incurred by the Borrower or any of its Subsidiaries, the proceeds of which are used to make such Acquisition and Debt assumed by the Borrower or any of its Subsidiaries as part of such Acquisition.

   "Acquisition EBITDA" means, with respect to an Acquisition (i) the net income of the entity acquired in such Acquisition or directly attributable to the assets acquired in such Acquisition, as the case may be, for the 12 month period prior to the date of determination (without giving effect to any non-recurring items, extraordinary gains or losses from the sale of assets or write down in the value of the entity or assets that comprise the Acquisition for such period) minus (ii) any non-cash income to the extent included in determining such net income plus, without duplication, (iii) depreciation, amortization, interest expense, income taxes and other non-cash charges for such period to the extent deducted in determining such net income, all determined in accordance with GAAP.

   "Acquisition Pro Forma Debt to Total Capitalization Ratio" means, as to any Acquisition, the ratio of (a) Acquisition Debt for such Acquisition to (b) Acquisition Pro Forma Total Capitalization for such Acquisition.

   "Acquisition Pro Forma Leverage Ratio" means, as to any Acquisition, the ratio of (a) Acquisition Debt for such Acquisition to (b) Acquisition EBITDA for such Acquisition.

   "Acquisition Pro Forma Total Capitalization" means, as to any Acquisition, the sum of (i) Acquisition Debt for such Acquisition plus (ii) either the net worth (determined in accordance with GAAP) of the entity acquired in such Acquisition or the fair value (but not greater than the purchase price) of the assets acquired in such Acquisition, as the case may be.

   "Adjusted Eurodollar Rate" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Rate Advance for such Interest Period by (b) 1 minus the Eurodollar Rate Reserve Percentage in effect from time to time.

   "Administrative Agent" means Bank of America, in its capacity as an agent pursuant to Article VIII and any successor Administrative Agent pursuant to
Section 8.07.

   "Advance" means any advance by a Bank to the Borrower pursuant to Section
2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance.

   "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a capital stock, by contract or otherwise.

   "Agreement" means this Credit Agreement dated as of October 7, 1999 among the Borrower, the Banks and the Administrative Agent, as it may be amended, modified, or supplemented from time to time.

   "APC" means Alaska Pipeline Company, an Alaska corporation.

   "Applicable Lending Office" means, for each Bank and for each Type of Advance, the "Lending Office" of such Bank (or of an Affiliate of such Bank) designated for such Type of Advance on Schedule 1.01(a) or such other office of such Bank (or an Affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms of this Agreement as the office by which its Advances of such Type are to be made and maintained.

   "Applicable Margin" means, at any time for any Interest Period for any Eurodollar Rate Advance, the percentage per annum applicable to such Eurodollar Rate Advance as shown in Schedule 1.01(b) and being based on the Rating Level, which for the purposes of determining the Applicable Margin for any Interest Period for any Eurodollar Rate Advance shall be the Rating Level in effect on the first day of such Interest Period.

   "Arranger" means Banc of America Securities LLC.

   "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.

   "Bank of America" means Bank of America, N.A., a national banking association.

   "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

   "Base Rate" means, for any day, the rate per annum equal to the higher of
(a) the Federal Funds Rate for such day plus 0.5% and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

   "Base Rate Advance" means an Advance which bears interest as provided in
Section 2.06(a).

   "Borrower" is defined in the first paragraph of this Agreement.

   "Borrowing" means the borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.01.

   "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

   "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

   "Capitalized Rentals" of any Person means the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with GAAP.

   "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 12 U.S.C. Section 9601 et seq., as amended, state and local analogs, and all rules and regulations and requirements thereunder, in each case as now or hereafter in effect.

   "Change in Control" means (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 40% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency, or (ii) during any period of up to 24 consecutive months, commencing before, on or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower or who were elected by individuals who at the beginning of such period were such directors or by individuals elected in accordance with this clause
(ii) shall cease for any reason to constitute a majority of the board of directors of the Borrower, or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement which upon consummation will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

   "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

   "Commitment" has the meaning set forth in Section 2.01.

   "Conforming Acquisition Debt" means Acquisition Debt which is incurred in connection with an Acquisition if (a) the Acquisition Pro Forma Leverage Ratio for such Acquisition is positive and is less than 5:00 to 1:00 and (b) the Acquisition Pro Forma Debt to Total Capitalization Ratio for such Acquisition is positive and is equal to or less than 0.50 to 1.00.

   "Consolidated Adjusted Funded Debt" means all Consolidated Funded Debt minus (i) Guaranteed Amounts to the extent included in determining such Consolidated Funded Debt, plus (ii) Additional Funded Debt; provided, however, that (A) no Funded Debt shall for purposes of this definition be included as Consolidated Funded Debt if money sufficient to pay such Funded Debt in full (either on the date of maturity expressed therein or on such earlier date as such Funded Debt may be called for redemption) shall be held in trust for such purpose by the trustee or proper depository under the instrument pursuant to which such Funded Debt was issued, and (B) in the event of the issuance of Funded Debt ("New Funded Debt"), for purposes of this definition there shall be excluded from Consolidated Funded Debt at the time of such issuance and thereafter:

   (1) existing Funded Debt which is paid in full substantially concurrently with the issuance of the New Funded Debt and out of proceeds therefrom; and

   (2) existing Funded Debt which is paid out of the proceeds from the issuance of the New Funded Debt in compliance with the following:

   (x) on the date of the issuance of the New Funded Debt (the "Issuance Date") an amount from the proceeds sufficient to pay such existing Funded Debt in full if called for redemption as hereinafter described shall be deposited in an escrow account (the "Escrow Account") with a third party selected by the Borrower with written instructions from the Borrower that the proceeds shall be used for such purpose;

   (y) not later than the 30th day following the Issuance Date, such existing Funded Debt shall be called for redemption on a date which is not later than the 70th day following the Issuance Date; and

   (z) on a date which is not later than the 70th day following the Issuance Date, such existing Funded Debt shall be paid in full from the proceeds deposited in the Escrow Account.

As used in this definition, the term "Additional Funded Debt" shall mean at any time an amount equal to the excess, if any, of (i) the lowest daily average of the outstanding aggregate principal amount of Consolidated Current Debt minus Guaranteed Amounts to the extent included in determining such Consolidated Current Debt for any period of 30 consecutive days during the 12 month period immediately preceding the date of determination, over (ii) $10,000,000.

   "Consolidated Adjusted Total Capitalization" means, as of the date of any determination thereof, the sum of (i) the aggregate principal amount of Consolidated Adjusted Funded Debt outstanding as of such date, plus (ii) Consolidated Net Worth as of such date.

   "Consolidated Current Debt" means all Current Debt of the Borrower and its Subsidiaries determined on a consolidated basis.

   "Consolidated Debt" means all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis.

   "Consolidated Funded Debt" means all Funded Debt of the Borrower and its Subsidiaries determined on a consolidated basis.

   "Consolidated Net Income" for any period means the gross revenues of the Borrower and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings (except to the extent provided in clause (f) below) or losses attributable to outstanding Minority Interests, but excluding in any event:

   (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

   (b)   the proceeds of any life insurance policy;

   (c) net earnings and losses of any Subsidiary of the Borrower accrued prior to the date it became a Subsidiary of the Borrower;

   (d) net earnings and losses of any Person (other than a Subsidiary of the Borrower), substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary of the Borrower, realized by such Person prior to the date of such acquisition;

   (e) net earnings and losses of any Person (other than a Subsidiary of the Borrower) with which the Borrower or a Subsidiary of the Borrower shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary of the Borrower prior to the date of such consolidation or merger;

   (f) net earnings of any business entity (other than a Subsidiary of the Borrower) in which the Borrower or any Subsidiary of the Borrower has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions;

   (g) any portion of the net earnings of any Subsidiary of the Borrower which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary of the Borrower;

   (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

   (i) any deferred or other credit representing any excess of the equity in any Subsidiary of the Borrower at the date of acquisition thereof over the amount invested in such Subsidiary;

   (j) any gain arising from the acquisition of any Securities of the Borrower or any Subsidiary of the Borrower;

   (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

   (l) any items other than those described in clauses (a) through (k) above of this definition which are properly classified under GAAP as extraordinary items.

   "Consolidated Net Worth" means, as of the date of any determination thereof, the stockholders' capital and surplus of the Borrower as of such date determined in accordance with GAAP.

   "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code.

   "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.02(b) of Advances of one Type as Advances of the same Type from one Interest Period to the next Interest Period.

   "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 2.02(b) of one Type of Advance into another Type of Advance.

   "Credit Documents" means this Agreement, the Notes, the Subsidiary Guaranty Agreement, the Notices of Borrowing, the Notices of Conversion or Continuation and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

   "Credit Obligations" means all principal, interest, fees, reimbursements, indemnifications and other amounts now or hereafter owed by the Borrower or any of its Subsidiaries to any of the Banks or the Administrative Agent under this Agreement and the other Credit Documents and any increases, extensions and rearrangements of those obligations.

   "Credit Parties" means the Borrower and each of its Subsidiaries.

   "Current Debt" of any Person means, as of the date of any determination thereof, (i) all Indebtedness of such Person for borrowed money outstanding as of such date other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others outstanding as of such date.

   "Debt" of any Person means all Current Debt and all Funded Debt of such Person.

   "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

   "Dollars" and "$" means lawful money of the United States of America.

   "Eligible Assignee" means (a) a Bank, (b) an Affiliate of a Bank, and (c) any other Person approved by the Administrative Agent and, in the case of (b) and (c), unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.06, the Borrower, such approval not to be unreasonably withheld or delayed by the Administrative Agent or the Borrower and such approval to be deemed given by the Borrower if no objection is received by the assigning Bank and the Administrative Agent from the Borrower within three Business Days after notice of such proposed assignment has been provided by the assigning Bank to the Borrower; provided, however, that neither the Borrower nor a Subsidiary of the Borrower shall qualify as an Eligible Assignee.

   "Environment" shall have the meaning set forth in 42 U.S.C. Section
9601(8).

   "Environmental" means associated with or relating to the Environment, any Hazardous Substance or any Environmental Law.

   "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

   "Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment, health or safety, including CERCLA and Legal Requirements relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, remediation, reclamation or restoration of the air, surface water, groundwater, land surface, subsurface strata or other natural resources; (b) manufacture, handling, generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation of hazardous or toxic materials, substances or wastes; (c) exposure to pollutants, contaminants, or hazardous or toxic substances, materials or wastes; or (d) the safety or health of employees.

   "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

   "Eurodollar Rate" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

   "Eurodollar Rate Advance" means an Advance which bears interest at rates based upon the Adjusted Eurodollar Rate as provided in Section 2.06(b).

   "Eurodollar Rate Reserve Percentage" means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Rate Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Advances. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

   "Events of Default" has the meaning set forth in Section 7.01.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

   "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

   "Financial Statements" means the balance sheet and related statements of income and cash flow dated June 30, 1999 referred to in Section 4.05(a), copies of which have been delivered to the Administrative Agent and the Banks.

   "Fixed Charges" for any period means on a consolidated basis the sum of all Interest Charges for such period on all Debt (including the interest component of Rentals on Capitalized Leases) of the Borrower and its Subsidiaries.

   "Fund," "Trust Fund" or "Superfund" means the Hazardous Substance Response Trust Fund established pursuant to 42 U.S.C. Section 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. Section 9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund" or "Superfund" that are now maintained pursuant to Section 9507 of the Code.

   "Funded Debt" of any Person means (A) for all purposes other than Section 6.11, (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods of one or more than one year from the date of origin), including all principal payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP; provided, that any notes of such Person evidencing Indebtedness of such Person which when issued constitute a current liability of such Person under GAAP shall not be included as Funded Debt of such Person, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others and (B) for the purpose of Section 6.11, "Funded Debt" means (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others

   "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of
Section 1.03.

   "Governmental Authority" means any foreign Governmental Authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority, government, instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, the Borrower's Subsidiaries or any of their respective Properties.

   "Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including the promulgation, enactment or entry of any Legal Requirement.

   "Guaranteed Amounts" means the aggregate amounts of Guaranties of the Borrower and its Subsidiaries of Debt of others determined on a consolidated basis.

   "Guaranties" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
(iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend which has been guaranteed.

   "Guarantor" means each Subsidiary of the Borrower that has entered into the Subsidiary Guaranty Agreement.

   "Hazardous Substance" or "Hazardous Waste" means any substance, material, contaminant or waste that is regulated by any Governmental Authority and any material that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "toxic waste" or "toxic pollutant" under any Environmental Law.

   "Immaterial Subsidiaries" are Subsidiaries that (a) are listed on Schedule
5.08 and (b) have no assets or Indebtedness.

   "Indebtedness" of any Person means all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of Property, (ii) obligations secured by any Lien upon Property owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

   "Interest Charges" for any period means all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

   "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

   (a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

   (b) Interest Periods commencing on the same date shall be of the same duration for all Advances;

   (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

   (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

   "Investments" means all investments, in cash or by delivery of Property, made, directly or indirectly, in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

   "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulation U and Regulation X.

   "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, trust receipt, lease, consignment, bailment or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement). The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property.

   "Majority Banks" means, at any time, Banks holding 50.1% or more of the then aggregate unpaid principal amount of the Advances owed to the Banks at such time, or, if no such principal amount is then outstanding, Banks having 50.1% or more of the aggregate amount of the Commitments at such time.

   "Mandatory Prepayment Debt" means all Debt of the Borrower or any of its Subsidiaries incurred after the date hereof, except (i) Indebtedness incurred under this Agreement, (ii) the outstanding principal amount of borrowings by the Borrower incurred under its bank lines of credit existing on the date hereof that do not exceed $110,000,000 in the aggregate at any time (but including as Mandatory Prepayment Debt such borrowings to the extent the outstanding principal amount of borrowings exceed $110,000,000), (iii) Conforming Acquisition Debt incurred after the date hereof not exceeding $40,000,000 in the aggregate (including both outstanding Conforming Acquisition Debt and Conforming Acquisition Debt that has been paid), (iv) Other Acquisition Debt incurred after the date hereof not exceeding $10,000,000 in the aggregate (including both outstanding Other Acquisition Debt and Other Acquisition Debt that has been paid) and (v) other Debt of Subsidiaries not prohibited by Section 6.11.

   "Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), prospects or results of operations of the Borrower individually (including its stock ownership) or the Borrower and its Subsidiaries, taken as a whole, (ii) the Borrower's ability to perform its obligations under any of the Credit Documents or (iii) the ability of the Borrower's Subsidiaries, taken as a whole, to perform their obligations under the Credit Documents.

   "Maturity Date" means the earlier of (a) the 364th day after the first day that any Advance is made and (b) April 5, 2001.

   "Material Subsidiary" means each Subsidiary that is not an Immaterial Subsidiary.

   "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

   "Minority Interests" means any shares of stock of any class of a Subsidiary of the Borrower (other than directors' qualifying shares as required by law) that are not owned by the Borrower or any of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

   "Moody's" means Moody's Investors Service, Inc., or any successor to its business.

   "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

   "Net Cash Proceeds" means, with respect to the issuance of any capital stock or other equity security (including any security convertible into or exchangeable for any capital stock or other equity security), all cash received after the date hereof by the Borrower or any of its Subsidiaries from the issuance of such capital stock or other equity security (including any security convertible into or exchangeable for any capital stock or other equity security) after payment of (i) all underwriter's or placement agent's discounts and fees and (ii) reasonable legal and accounting fees of the Borrower or such Subsidiary incurred in connection with such issuance; provided, that Net Cash Proceeds shall not include any cash received by the Borrower pursuant to the issuance by the Borrower of its common stock in accordance with its dividend reinvestment plan as such plan exists on the date hereof.

   "Net Income" means, for any period, the Borrower's net income for such period, as determined in accordance with GAAP.

   "Net Income Available for Fixed Charges" for any period means the sum of
(i) Consolidated Net Income during such period plus (ii) to the extent deducted in determining such Consolidated Net Income, the sum of (a) all provisions for any federal, state or other income taxes made by the Borrower and its Subsidiaries during such period plus (b) Fixed Charges of the Borrower and its Subsidiaries during such period, provided, that if the Borrower during any period recognizes or realizes an increase of Consolidated Net Income from its past sale or disposition of the NOARK Pipeline System (over the amount, whether positive or negative, which would otherwise be calculated for Consolidated Net Income without giving effect to such sale or disposition) for such period, for purposes of calculating Net Income Available for Fixed Charges for such period, Consolidated Net Income used in clause (i) of this definition shall be reduced by the amount of such increase.

   "NOARK Pipeline System" means NOARK Pipeline System, Limited Partnership, a limited partnership organized under the laws of Arkansas.

   "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit C, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.

   "Notice of Borrowing" means a notice of borrowing in the form of Exhibit D signed by the chief executive officer, chief financial officer or controller of the Borrower.

   "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of Exhibit E signed by the chief executive officer, chief financial officer or controller of the Borrower.

   "Operative Documents" means the Purchase Agreement and all the documents related thereto or described therein, including (a) the Letter of Credit (as such term is defined by the Purchase Agreement), (b) the severance agreements described in Section 5.3(c)(iv) of the Purchase Agreement, (c) the General Assignment (as defined in the Purchase Agreement), (d) the Tax Agreement (as defined in the Purchase Agreement) and (e) all amendments, supplements, waivers and modifications to any Operative Document.

"Other Acquisition Debt" means Acquisition Debt that is not Conforming Acquisition Debt.

   "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" means all of the following Liens:

   (a) Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 5.04.

   (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary of the Borrower shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

   (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings; and provided further, that the aggregate fair market value of all assets that are subject to any Lien in excess of $5,000,000, not including inchoate tax liens relating to unpaid taxes, which are not overdue securing any appeal bond shall not exceed $10,000,000 at any time;

   (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

   (e) Liens securing Indebtedness of a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

   (f)   Liens existing as of June 30, 1999 and reflected in Schedule
1.01(c);

   (g) Liens incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business as of the date hereof of the Borrower or a Subsidiary of the Borrower, including Liens existing on such fixed assets (1) at the time of acquisition thereof or (2) at the time of acquisition by the Borrower or a Subsidiary of the Borrower of any business entity then owning such fixed assets (in the event of any such acquisition of a business entity as used in this paragraph (g), the term "fixed assets" shall mean and include any assets of such business entity), whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (x) the Lien shall attach solely to the fixed assets acquired or purchased, (y) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by the Borrower or a Subsidiary of the Borrower shall not exceed an amount equal to 90% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the (A) president or executive vice president of the Borrower, or (B) Board of Directors of the Borrower, or (C) if the fixed assets are being acquired by a Subsidiary of the Borrower, by the Board of Directors of such Subsidiary), and (z) all such Debt shall have been permitted under the limitations provided in Sections 6.09 and 6.11;

   (h) Liens on assets constituting part or all of the project in a project financing of the Borrower or a Subsidiary of the Borrower; provided, that (x) any Debt incurred to finance any such project shall be nonrecourse to the Borrower and its Subsidiaries (other than a Subsidiary all the assets of which constitute assets relating to such project) with recourse being limited to the assets which constitute the project, and (y) immediately after giving effect to any such project financing, no Default shall have occurred which shall then be continuing;

   (i) any extension, renewal or replacement of any Lien permitted by the preceding paragraphs (f) and (g) of this definition in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or replacement of the Debt secured thereby; provided that (1) such Lien shall attach solely to the same such property, (2) such extension, renewal or replacement of such Debt shall be without increase in the principal remaining unpaid as of the date of such extension, renewal or replacement, and (3) the Debt secured by such Lien shall have been permitted under the limitations provided in Sections 6.09 and 6.11;and

   (j) Liens in addition to those set forth in paragraphs (a) through (i) of this definition securing Debt of the Borrower or any Subsidiary of the Borrower, provided that any such Debt shall have been permitted under the applicable limitations provided in Sections 6.09 and 6.11.

   "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, other entity, any government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

   "Plan" means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA.

   "Preferred Stock" means the following series and shares of preferred stock issued by SEMCO Gas: Series A Cumulative Preferred Stock, 15,000 shares, Series B Cumulative Preferred Stock, 10,000 shares, Series C Cumulative Preferred Stock, 4,000 shares and Series D Cumulative Preferred Stock, 2,000 shares.

   "Prime Rate" means the per annum rate of interest established from time to time by Bank of America as its prime rate, which rate may not be the lowest rate of interest charged by Bank of America to its customers.

   "Property" or "asset" (in each case, whether or not the term "property" or "asset" is capitalized) of any Person means any property or assets (whether real, personal or mixed, tangible or intangible) of such Person.

   "Pro Rata Share" means, at any time with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank's Commitments at such time to the aggregate Commitments at such time, (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances at such time to the aggregate outstanding Advances of all the Banks at such time, or (c) if no Advances are then outstanding and no Commitments then in effect, the ratio (expressed as a percentage) of the aggregate principal amount of such Bank's Advances when most recently outstanding to the aggregate principal amount of all Advances when most recently outstanding.

   "Purchase Agreement" means the Purchase and Sale Agreement dated July 15, 1999 among Ocean Energy Inc., a Texas corporation, and SEMCO Energy, Inc., and any amendment, supplement or modification thereto or waiver thereof if such amendment, supplement, modification or waiver is made in accordance with Section 6.10.

   "Rating Level" means the applicable category of rating level contained in
Schedule 1.01(b) which is based on the rating of the Borrower's senior unsecured long-term debt as classified by Moody's or S&P and which shall be the highest (subject, however, to the first footnote on Schedule 1.01(b)) applicable Rating Level I, Rating Level II, Rating Level III or Rating Level IV, as the case may be, as set forth in Schedule 1.01(b) (with Rating Level I being the highest and Rating Level IV being the lowest).

   "Register" has the meaning set forth in Section 9.06(b).

   "Regulation U" means Regulation U of the Federal Reserve Board, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

   "Regulation X" means Regulation X of the Federal Reserve Board, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

   "Release" shall have the meaning set forth in 42 U.S.C. Section 9601(22) or under any other Environmental Law.

   "Rentals" means as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property subject to the lease) payable by the Borrower or a Subsidiary of the Borrower, as lessee or sublessee under a lease of Property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary of the Borrower (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

   "Reportable Event" means (i) a "reportable event," as such term is defined in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), (ii) the satisfaction of the conditions of subsection (l) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and the reasonable expectation of the occurrence of an event described in paragraph (9), (10),
(11), (12) or (13) of Section 4043(c) of ERISA with respect to such Plan within the following 30 days; or (iii) an event described in Section 4062(e) of ERISA.

   "Response" shall have the meaning set forth in 42 U.S.C. Section 9601(25) or under any other Environmental Law.

   "Responsible Officer" of any Person means the chief executive officer, the president, the chief financial officer, any senior or executive vice president, the controller, the treasurer or the secretary of such Person.

   "Restricted Payment" means any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property and whether pursuant to a merger or consolidation or otherwise) (i) in respect of any partnership interest, any class of capital stock or any other ownership interest or to the holders, as such, of any partnership interest, any class of capital stock or any other ownership interest or (ii) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any partnership interest, any capital stock or any other ownership interest or any options, warrants or rights to purchase or acquire any partnership interest, any capital stock or any other ownership interest.

   "Security" shall have the meaning as in Section 2(l) of the Securities Act of 1933, as amended.

   "SEMCO Gas" means SEMCO Energy Gas Company, a Michigan corporation.

   "SEMCO Gas Capitalization Adjustment" means the capital contribution by the Borrower to SEMCO Gas of less than $35,000,000 if after such capital contribution the Consolidated Debt is unchanged.

   "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. on the date hereof, or any successor to its business.

   "Subsidiary" of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

   "Subsidiary Guaranty Agreement" means the Subsidiary Guaranty Agreement executed by the Subsidiaries of the Borrower for the benefit of the Administrative Agent and the Banks in substantially the form of Exhibit B, as each may be amended, modified, or supplemented from time to time.

   "Temporary Subsidiaries" means SEMCO Gas and its Subsidiaries as of the date hereof.

   "Termination Date" means the earliest of (a) October 5, 2000, (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or
Article VII and (c) the day after the initial Advance is made.

   "Termination Event" means (a) a Reportable Event, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under
Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

   "Type" has the meaning set forth in Section 1.04.

   "Utility Subsidiary" means a Subsidiary which is a Public Utility Company under Section 2(a)(5) of the Public Utility Holding Company Act.

   "Year 2000 Problem" means the risk that computer applications used by the Borrower or any of its Subsidiaries (or suppliers, vendors or customers of any of the foregoing) may be unable to recognize and perform properly date-sensitive functions involving certain dates before, on or after December 31, 1999.

   Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

   Section 1.03.   Accounting Terms; Changes in GAAP.

   (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

   (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in
Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Financial Statements.

   Section 1.04.   Types of Advances. Advances are distinguished by "Type".
The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance, each of which constitutes a Type.

   Section 1.05. Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The term "including" means "including, without limitation,".

   Section 1.06. Ratings. A rating, whether public or private, by S&P or Moody's shall be deemed to be in effect on the date of announcement or publication by S&P or Moody's, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or (in the absence of such announcement or publication) the effective date of, any change in such rating. In the event the standards for any rating by Moody's or S&P are revised, or such rating is designated differently (such as by changing letter designa-tions to numerical designations), then the references herein to such rating shall be deemed to refer to the revised or redesig-nated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Majority Banks in good faith. Long-term debt supported by a letter of credit, guaranty or other credit enhancement mechanism shall not be considered as senior unsecured long-term debt. If either Moody's or S&P has at any time more than one rating applicable to senior unsecured long-term debt of any Person, the lowest such rating shall be applicable for purposes hereof. For example, if Moody's rates some senior unsecured long-term debt of the Borrower Baa1 and other such debt of the Borrower Baa2, the senior unsecured long-term debt of the Borrower shall be deemed to be rated Baa2 by Moody's.

                  ARTICLE II

                 THE ADVANCES

   Section 2.01. The Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a single Advance as a part of the Borrowing to the Borrower on any Business Day during the period from the date of this Agreement until the Termination Date in an amount not to exceed the amount set opposite such Bank's name on the signature pages of this Agreement as its Commitment, or if such Bank has entered into any Assignment and Acceptance, set forth for such Bank as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(b), as such amount may be reduced pursuant to Section 2.04 (such Bank's "Commitment"); provided, that no Advance shall be required to be made except as a part of a Borrowing that is in an aggregate amount of not less than $5,000,000, is in an integral multiple of $1,000,000 and consists of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Upon the Borrowing, the Commitments of the Banks will terminate and no Bank will have any obligation to make any additional Advance.

   Section 2.02.   Method of Borrowing.

   (a) Notice. The Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) 11:00 a.m. (Charlotte, North Carolina time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 10:00 a.m. (Charlotte, North Carolina time) on the first Business Day before the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice of such proposed Borrowing by telecopier or telex. The Notice of Borrowing shall be by telecopier or telex, confirmed immediately in writing, specifying the requested (i) date of the Borrowing, (ii) Type of Advances initially comprising the Borrowing, (iii) aggregate amount of the Borrowing, and (iv) if the Borrowing is to be initially comprised of Eurodollar Rate Advances, Interest Period for each such Advance. Each Bank shall, before 11:00 a.m. (Charlotte, North Carolina time) on the date of the Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Banks, in same day funds, such Bank's Pro Rata Share of the Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

   (b) Conversions and Continuations. In order to elect to Convert or Continue the Advances under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent's office no later than 11:00 a.m. (Charlotte, North Carolina time) (i) on the Business Day of the proposed Conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or Continuation date in the case of a Conversion to, or a Continuation of, a Eurodollar Rate Advance; provided that any Conversion or Continuation of Eurodollar Rate Advances shall occur on, and only on, the last day of an Interest Period for Eurodollar Rate Advances (except any Conversion pursuant to clause (B) of Section 2.07(e)). Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier, confirmed immediately in writing, specifying (i) the requested Conversion or Continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or Continued, (iii) whether a Conversion or Continuation is requested, and (iv) in the case of a Conversion to, or a Continuation of, a Eurodollar Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Bank with a copy thereof. All Advances shall be Converted or Continued on the same terms.

   (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

   (i) the Borrower may not select Eurodollar Rate Advances at any time when a Default has occurred and is continuing;

   (ii) (A) if any Bank shall, at least one Business Day before the date of the making of the Borrowing or any date on which the Advances are to be Converted into or Continued as Eurodollar Rate Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select, or Convert the Advances into or Continue the Advances as, Eurodollar Rate Advances shall be suspended until such Bank shall notify the Administrative Agent that the circumstances causing such suspension no longer exist or such Bank is replaced pursuant to Section 2.13, and each Advance shall be a Base Rate Advance, and (B) such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate thereafter a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank;

   (iii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances for any Interest Period, the right of the Borrower to select, or Convert the Advances into or Continue the Advances as, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance shall be a Base Rate Advance;

   (iv) if the Majority Banks shall, at least one Business Day before the date of the making of the Borrowing or any date on which the Advances are to be Converted into or Continued as Eurodollar Rate Advances, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances or that funds are not available for the relevant Interest Period, the right of the Borrower to select, or Convert the Advances into or Continue the Advances as, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance shall be a Base Rate Advance; and

   (v) if the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.01 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of the Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances, as the case may be.

   (d)   Notices Irrevocable. Each Notice of Borrowing, Notice of
Conversion or Continuation, and Notice of Prepayment shall be irrevocable and binding on the Borrower.

   (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Bank before the date of the Borrowing that such Bank will not make available to the Administrative Agent such Bank's Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Bank has made its Pro Rata Share of the Borrowing available to the Administrative Agent on the date of the Borrowing in accordance with paragraph (a) of this
Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of the Borrowing available to the Administrative Agent, such Bank and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising the Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Administrative Agent such corresponding amount as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of the Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising the Borrowing.

   (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of the Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of the Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of the Borrowing.

   (g) Notes. The indebtedness of the Borrower to each Bank resulting from Advances owing to such Bank shall be evidenced by a Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit C.

   Section 2.03.   Fees.

   (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Commitment exceeds such Bank's outstanding Advances from the date of this Agreement in the case of each Bank listed on the signature pages hereof and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank until the Termination Date. Such commitment fee is due quarterly in arrears on the last day of each December, March, June, and September commencing December 31, 1999 and on the Termination Date. The rate per annum of such commitment fee for each calendar quarter shall be determined as provided in Schedule 1.01(b) based on the Rating Level in effect on the first day of such quarter, and for the calendar quarter ending September 30, 1999 shall be determined using Rating Level I set forth on Schedule 1.01(b).

   (b)   Other Fees. In addition to the commitment fees described in
Section 2.03(a), the Borrower agrees to pay to the Administrative Agent and the Arranger the other fees described in the two letters, each dated July 1, 1999 from the Administrative Agent to the Borrower, on the dates required by such letter.

   Section 2.04.   Reduction of the Commitments.

   (a)   The Borrower shall have the right, upon at least three Business
Days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

   (b) If the Commitments of the Banks have not already been terminated, the Commitments will be ratably reduced (i) by an amount equal to 100% of the Net Cash Proceeds from the issuance of any capital stock or other equity security (including any security convertible into or exchangeable for any capital stock or other equity security) and (ii) by an amount equal to the principal amount of all Mandatory Prepayment Debt. Such reduction of the Commitments will be effective (i) in the case of reductions pursuant to clause
(i) of this Section 2.04(b), on the date the Borrower or any of its Subsidiaries receives any Net Cash Proceeds, and (ii) in the case of reductions pursuant to clause (ii) of this Section 2.04(b), on the date that any Mandatory Prepayment Debt is incurred.

   (c)   Any reduction or termination of the Commitments pursuant to this
Section 2.04 shall be permanent, with no obligation of the Banks to reinstate such Commitments, and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

   Section 2.05. Repayment. Without limiting the Borrower's obligation to make payments of interest in accordance with Section 2.06 and prepayments in accordance with Section 2.07, the Borrower will, on the Maturity Date, repay the then outstanding principal amount of, and all then accrued and unpaid interest on, each Advance.

   Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owed to each Bank, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

   (a)   Base Rate Advances. During such periods as such Advance is a Base
Rate Advance, a rate per annum equal at all times to the lesser of (i) the Base Rate in effect from time to time and (ii) the Maximum Rate, payable quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

   (b) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the lesser of (i) the sum of the Adjusted Eurodollar Rate for such Interest Period for such Advance plus the Applicable Margin per annum for such Interest Period and (ii) the Maximum Rate, payable on the last day of such Interest Period and, if such Interest period has a duration of more than three months, on the day which occurs during such Interest period three months from the first day of such Interest Period.

   (c) Default Rate. After the occurrence and during the continuance of an Event of Default, all principal of the Advances and past due interest shall bear interest at a rate per annum equal to the lesser of (i) the rate of interest otherwise applicable plus 2% and (ii) the Maximum Rate.

   Section 2.07.   Prepayments.

   (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07. All prepayments shall be without premium or penalty except as provided in Section 2.08.

   (b) Optional. The Borrower may elect to prepay any of the Advances, after giving prior written notice to the Administrative Agent stating the proposed date (which shall be a Business Day) and aggregate principal amount of such prepayment, which notice shall be given by 11:00 a.m. (Charlotte, North Carolina time) three Business Days (or, in the case of Base Rate Advances, one Business Day) prior to such proposed date. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice; provided, however, that each partial payment shall be in an aggregate amount of at least $5,000,000 and in an integral multiple of $1,000,000. Each payment under this
Section 2.07(b) will be applied to the remaining scheduled prepayments under
Section 2.07(c)(i) first to the earliest due payment until fully paid, then to the remaining scheduled payment.

   (c)   Mandatory.

   (i)   Scheduled Repayments. The Borrower will repay the Advances ratably
(A) on the day that is 182 days following the date the Borrowing is made, in an aggregate principal amount of $56,000,000 (or such lesser principal amount of the Borrowing as may then be outstanding) and (B) on the day that is 273 days following the date the Borrowing is made, in an aggregate amount of $56,000,000 (or such lesser principal amount of the Borrowing as may then be outstanding).

   (ii)   Other Repayments. The Borrower will repay the Advances ratably
(A) by an amount equal to 100% of the Net Cash Proceeds from the issuance of any capital stock or other equity security (including any security convertible into or exchangeable for any capital stock or other equity security) and (B) by an amount equal to the principal amount of all Mandatory Prepayment Debt. Such repayments will be due on the day after the date of receipt of such Net Cash Proceeds or the day after the date such Mandatory Prepayment Debt is incurred, as the case may be. Any repayment pursuant to this Section 2.07(c)(ii) shall reduce the repayments required by Section 2.07(c)(i) first to the earliest due payment until fully paid, then to the remaining scheduled payment.

   (d) Each prepayment pursuant to this Section 2.07 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

   (e) Illegality. If any Bank shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its Applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder,
(i) the Borrower shall, no later than 11:00 a.m. (Charlotte, North Carolina time), (A) if such Bank is not prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (B) if such Bank is prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the third Business Day following its receipt of such notice, Convert all of the Eurodollar Rate Advances of all of the Banks then outstanding into Base Rate Advances in accordance with Section 2.02(b) (except that such Conversion shall not be required to be on the last day of an Interest Period) and pay all accrued interest on the principal of the Advances to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such Conversion being made on such date, and (ii) the right of the Borrower to Convert the Advances into Eurodollar Rate Advances shall be suspended until the Bank which gave notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist or such Bank is replaced pursuant to Section 2.13.

   (f) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

   Section 2.08.   Breakage Costs.

   (a)   Funding Losses. If the Notice of Borrowing specifies that the
Borrowing is to be initially comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including any loss (excluding any loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Bank to fund the Eurodollar Rate Advance to be made by such Bank as part of the Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

   (b) Prepayment Losses. If (i) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any voluntary prepayment, payment pursuant to Section 2.07(e), the acceleration of the maturity of the Notes or for any other reason or (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, then the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower, pay to such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. All such demands shall show in reasonable detail the calculation of such losses.

   (c) Calculation. A certificate of any Bank as to the amount owed to such Bank pursuant to this Section 2.08 shall be conclusive and binding for all purposes, absent manifest error. In determining such amount, a Bank may use reasonable averaging and attribution methods. Such certificate shall be in reasonable detail, but no Bank shall be required to disclose any confidential or proprietary information therein.

   Section 2.09.   Increased Costs and Reduced Return.

   (a) Eurodollar Rate Advances. If, after the date of this Agreement, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

   (i) shall subject such Bank (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Rate Advances, its Notes or its obligation to make Eurodollar Rate Advances or change the basis of taxation of any amounts payable to such Bank (or its Applicable Lending Office) under this Agreement or its Notes in respect of any Eurodollar Rate Advances (other than franchise taxes or taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

   (ii) shall impose, modify or deem applicable any reserve, special deposit, assessment or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the Commitment of such Bank hereunder; or

   (iii) shall impose on such Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Rate Advances or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Rate Advances, then the Borrower shall pay to such Bank within three Business Days after written demand made by such Bank such amount or amounts as will compensate such Bank for such increased cost or reduction provided that such Bank shall only be entitled to recover compensation for such increased cost or reduction incurred over a period of 120 days.

   (b) Capital Adequacy. If, after the date of this Agreement, any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such corporation would have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by an affected Bank the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction provided that such Bank shall only be entitled to recover compensation for such increased cost or reduction incurred over a period of 120 days.

   (c)   Mitigation. Each Bank will designate a different Applicable
Lending Office if such designation will avoid the need for, or reduce the amount of, compensation pursuant to this Section 2.09 and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to it. Any Bank claiming compensation under this Section 2.09 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Such statement shall be in reasonable detail, but no Bank shall be required to disclose any confidential or proprietary information therein.

   Section 2.10.   Payments and Computations.

   (a) Payments. All payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the other Credit Documents shall be made to the Administrative Agent in Dollars, without setoff, deduction, or counterclaim.

   (b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than noon (Charlotte, North Carolina time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Bank pursuant to Section 2.03(b), 2.08, 2.09, 2.11, 9.04 or 9.07) in accordance with each Bank's Pro Rata Share to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

   (c) Computations. All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (a) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clause (a) of the definition thereof, the Base Rate and all computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

   (d) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

   (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for such day, but not in excess of the Maximum Rate.

   Section 2.11.   Taxes.

   (a) No Deduction for Certain Taxes. Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to such payments, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent, as the case may be, is organized (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities with respect to such payments being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Credit Document to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Bank or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Administrative Agent written evidence of payment thereof.

   (b) Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

   (c) Indemnification. The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto other than penalties, interest and expenses caused solely by the gross negligence or willful misconduct of such Bank provided that such Bank shall only be entitled to recover compensation for such penalties, interest and expenses incurred over a period of 120 days.

   (d) Foreign Bank Withholding Exemption. Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages of this Agreement and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Bank is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Credit Documents. For any period with respect to which a Bank has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 2.11(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 2.11(a) or 2.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

   (e) Change in Applicable Lending Office. If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this
Section 2.11, then such Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

   (f) Evidence of Tax Payments. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent written evidence of such payment.

   (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the termination of the Commitments and the payment in full of the Notes.

   Section 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment or collateral (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments or collateral on account of the Advances obtained by all the Banks, such Bank shall notify the Administrative Agent and forthwith purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

   Section 2.13. Replacement of Bank. In the event that any Bank shall claim payment of any increased costs pursuant to Section 2.09 or any additional amounts pursuant to Section 2.11 or give the first notice described in Section 2.02(c)(ii) or give the first notice described in Section 2.07(e), the Borrower shall have the right, if no Event of Default then exists or would exist but for the requirement that notice be given or time elapse or both, to replace such Bank with one or more Eligible Assignees in accordance with Section 9.06(a) and
(b) (including execution of an appropriate Assignment and Acceptance); provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase on a date therein specified all of such Bank's rights hereunder and interest in the Advances owing to such Bank and the Note held by such Bank without recourse at the principal amount of such Note plus interest accrued thereon, and any accrued commitment fees, to the date of such purchase, and (ii) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Commitment prior to such replacement), provided, further, that no Bank or other Person shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Bank. Upon satisfaction of the requirements set forth in the first sentence of this Section 2.13, acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds by the Eligible Assignee replacing such Bank, execution of such Assignment and Acceptance by such Bank, such Eligible Assignee and the Administrative Agent, the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Section 9.04 and all other amounts owed by the Borrower to such Bank (other than facility and any utilization fees accrued for the account of such Bank and the principal of and interest on the Advances of such Bank purchased by such Eligible Assignee) and notice by the Borrower to the Administrative Agent that such payment has been made, such Eligible Assignee shall constitute a "Bank" hereunder with a Commitment as so specified and the Bank being so replaced shall no longer constitute a "Bank" hereunder and its Commitment shall be deemed terminated, except that the rights under Sections 2.08, 2.09, 2.11 and 9.04 of the Bank being so replaced shall continue with respect to events and occurrences before or concurrently with its ceasing to be a "Bank" hereunder. If, however, (x) a Bank accepts such an offer and such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer or such Eligible Assignee or the Administrative Agent fails to execute the relevant Assignment and Acceptance, the Borrower shall continue to be obligated to pay the increased costs to such Bank pursuant to Section 2.09 or the additional amounts pursuant to Section 2.11, as the case may be, or (y) the Bank proposed to be replaced fails to accept such purchase offer or to execute the relevant Assignment and Acceptance, the Borrower shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.


                  ARTICLE III

               CONDITIONS OF BORROWING

   Section 3.01. Initial Conditions Precedent to Borrowing. The obligation of each Bank to make its Advance as a part of the Borrowing is subject to the conditions precedent that:

   (a)   The Administrative Agent shall have received on or before October
13, 1999 (except, in the case of the documents to be executed by Flint Construction Company, a Georgia corporation, Flint Paving Company, Inc. a Georgia corporation, and F&G Holding, Inc., a Georgia corporation, which must be executed and received on or before the earlier of (x) October 27, 1999 or (y) the day of the Borrowing) the following duly executed by all the parties thereto, dated as of October 7, 1999, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each
Bank:

   (i) the Notes dated the date hereof payable to the order of each of the Banks, respectively;

   (ii) the Subsidiary Guaranty Agreement executed by each of the Borrower's Material Subsidiaries;

   (iii) a certificate of the chief executive officer, president or chief financial officer of the Borrower dated as of the date hereof stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct and (B) no Default has occurred and is continuing;

   (iv) for each Person that is a party to any Credit Document, copies, each certified as of the date hereof by a Responsible Officer of such Person,
(A) of the resolutions of its Board of Directors authorizing the execution and delivery of each Credit Document to which it is a party and (B) of its charter and bylaws;

   (v) for each Person that is a party to any Credit Document, a certificate of a Responsible Officer of such Person dated as of the date hereof certifying as of such date the names and true signatures of its officers authorized to sign the Credit Documents to which it is a party;

   (vi) a favorable opinions of Arnold R. Madigan and Lawrence J. Gagnon, counsel to the Credit Parties, dated as of the date hereof, in form and substance satisfactory to the Administrative Agent;

   (vii) such other documents, approvals and opinions as any Bank through the Administrative Agent may reasonably request.

   (b) The Administrative Agent shall have received evidence satisfactory to it that the senior unsecured long-term debt of the Borrower is rated BBB - or higher by S&P and Baa3 or higher by Moody's on the date hereof.

   (c) As of the date hereof, the Borrower and its Subsidiaries shall be in compliance on the date hereof with all existing material financial obligations.

   Section 3.02. Additional Conditions Precedent to the Borrowing. The obligation of each Bank to make an Advance shall be subject to the further conditions precedent that on the date of the Borrowing:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the Borrower that on the date of the Borrowing such statements are true):

   (i) the representations and warranties contained in Article IV and those in each other Credit Document (other than representations and warranties that are expressly made as of a specific date) are correct on and as of the date of the Borrowing, before and after giving effect to the Borrowing and to the application of the proceeds from the Borrowing, as though made on and as of such date; and

   (ii) no Default has occurred and is continuing or would result from the Borrowing or from the application of the proceeds therefrom; and

   (iii) no action, suit, investigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to affect the Borrower or its Subsidiaries or the Acquired Business or any transaction contemplated by any of the Credit Documents or any of the Operative Documents in any case in a material manner, or that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Acquired Business or any such transaction; and

   (iv) there shall not have occurred a material adverse change since June 30, 1999 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Acquired Business, or in the facts and information regarding such entities as represented by the Borrower to the date of this Agreement.

   (v) a favorable opinion of Arnold R. Madigan, counsel to the Credit Parties, dated as of the date of the Borrowing and delivered on or before the day of the Borrowing that simultaneous to the funding the acquisition of the Acquired Business will have been consummated.

   (b) the Administrative Agent shall have received such approvals, opinions, information or documents as any Bank through the Administrative Agent may reasonably request.

   (c) no event of default or event which, with the giving of notice or passage of time or both, would be an event of default has occurred under (i) any agreement of the Borrower or any of its Subsidiaries evidencing any bank line of credit, (ii) the Note Agreement dated as of October 1, 1997 pertaining to the $30 million, 6.83% private placement notes due October 1, 2002 and the $30 million, 7.2% private placement notes due October 1, 2007, or (iii) any other material agreement of the Borrower or any Subsidiary of the Borrower.

   (d) receipt of all necessary or desirable governmental and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or desirable in connection with the purchase of the Acquired Business and the related financings and other transactions contemplated hereby or by the Operative Documents and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the purchase by the Borrower of the Acquired Business or such other transactions (or that could seek to so restrain, prevent or impose) or that could threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Administrative Agent would have such effect.

   (e) receipt by the Administrative Agent of evidence satisfactory to it that the senior unsecured long-term debt of the Borrower is rated BBB - or higher by S&P and Baa3 or higher by Moody's immediately prior to, and upon consummation of, the acquisition of the Acquired Business.

   (f) the Administrative Agent shall have received evidence satisfactory to it of the satisfaction (without waiver) of all conditions to the consummation of the acquisition of the Acquired Business on the date of the Borrowing, and that all transactions contemplated by the Operative Documents (including the acquisition of the Acquired Business by the Borrower) will take place prior to or simultaneously with the Borrowing in compliance with all applicable law and regulatory approvals.

   (g) the Purchase Agreement shall have been executed, and the Administrative Agent shall have received (i) copies of all of the Operative Documents, each of which shall be in form and substance satisfactory to the Administrative Agent and (ii) each opinion, report and other document required to be delivered pursuant to the Purchase Agreement, with a statement therein, or a letter from the Person delivering such opinion report or other document, authorizing reliance thereon by the Administrative Agent and the Banks, all in form and substance satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received and approved (i) the audited consolidating financial statements of the Acquired Business as of and for the three fiscal years ended December 31, 1996, 1997 and 1998, including the balance sheets and statements of income, stockholders' equity and cash flow audited by independent public accountants of recognized national standing, in all cases prepared in conformity with GAAP and (ii) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the most recent available quarter ending prior to the date of the purchase of the Acquired Business giving effect to the purchase of the Acquired Business and the transactions contemplated hereby or by the Operative Documents and reflecting estimated purchase price accounting adjustments.

   (i) The Administrative Agent shall have been satisfied that (i) the terms and conditions for the Purchase Agreement (including all exhibits and schedules thereto) are satisfactory in all respects, (ii) the aggregate purchase price, including transaction expenses and assumed debt, will not exceed $305 million, and (iii) the corporate capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Borrower and its Subsidiaries (after giving effect to the acquisition of the Acquired Business) are satisfactory to the Administrative Agent in all respects.

   (j) All of the Acquired Business shall have become wholly owned directly (and not through one or more subsidiaries) by the Borrower except APC, of which 100% of the ownership interest, including any options, warrants or other rights to acquire any such ownership interest, if any, is owned by the Borrower, subject only to the Borrowing.

   (k) The Administrative Agent shall have been satisfied as to the completion of all due diligence with respect to the Acquired Business and its Subsidiaries satisfactory to the Administrative Agent (or the Majority Banks through the Administrative Agent).

   (l) The Administrative Agent shall have received, as to each Material Subsidiary of the Borrower, the documents described in Sections 3.01(a)(ii), 3.01(a)(iv), 3.01(a)(v) and 3.01(a)(vi), to the extent such documents were not delivered on the date hereof.

   (m) The Administrative Agent shall have received wiring instructions or other evidence that arrangements have been made so that the fees described in
Section 2.03 that are owing on the day of the Borrowing will be paid simultaneously with the Borrowing, including but not limited to any fees owed to the Adminstrative Agent, out-of-pocket expenses incurred by the Administrative Agent, and fees of counsel to the Adminsitrative Agent which have accrued through such date.

   Section 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections
3.01 and 3.02, each Bank shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under
Section 3.01 or 3.02 to be consented to or approved by or acceptable or satisfactory to the Banks or the Administrative Agent, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Bank prior to the Borrowing hereunder specifying its objection thereto and such Bank shall not have made available to the Administrative Agent any portion of the Borrowing.
In determining whether any document or matter is satisfactory to the Administrative Agent, the Administrative Agent may make such determinations in its sole discretion exercised in good faith.


                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES

   The Borrower represents and warrants as follows:

   Section 4.01. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Michigan and is in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to have a Material Adverse Effect.
Schedule 4.01 lists the name and jurisdiction of incorporation of each Material Subsidiary of the Borrower existing on the date hereof. Schedule 5.08 lists the name and jurisdiction of incorporation of each Immaterial Subsidiary existing on the date hereof.

   Section 4.02. Corporate Power. The execution, delivery, and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Credit Party's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) such Credit Party's certificate or articles, as the case may be, of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting such Credit Party, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of the Borrowing, the Borrowing and the use of the proceeds of the Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, (a) will not contravene (i) the Borrower's certificate of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower or any of its Subsidiaries and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
The merger of the Temporary Subsidiaries with and into the Borrower (a) are within the Borrower's and each Temporary Subsidiary's corporate powers, (b) have been (or will be before December 31, 1999) duly authorized by all necessary corporate action and (c) do not contravene (i) the Borrower and each Temporary Subsidiary's certificate or articles, as the case may be, of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Temporary Subsidiary other than those relating to the Preferred Stock.

   Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by the Credit Parties of the Credit Documents or the consummation of the transactions contemplated thereby, except those necessary in connection with the conduct of the Borrower's business required to be made after any date this representation is made or deemed made. At the time of the Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required for the Borrowing or the use of the proceeds of the Borrowing. No authorization or approval or other action by, and no notice to or filing with any Governmental Authority or any other Person (other than the Borrower) is required for merging the Temporary Subsidiaries with and into the Borrower except for authorizations, approvals or actions regarding the Preferred Stock.

   Section 4.04. Enforceable Obligations. This Agreement and the Notes have been, and each other Credit Document when executed by the Borrower will be, duly executed and delivered by the Borrower. The Subsidiary Guaranty Agreement has been duly executed and delivered by each Material Subsidiary of the Borrower. This Agreement and the Notes are, and each other Credit Document when executed by the Borrower will be, legal, valid and binding obligations of the Borrower and enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity. The Subsidiary Guaranty Agreement is a legal, valid and binding obligation of each Material Subsidiary of the Borrower and enforceable against each such Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity.

   Section 4.05. Financial Statements. (a) The audited balance sheets of the Borrower and its Subsidiaries as at December 31, 1996, December 31, 1997 and December 31, 1998, and the related statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for the respective fiscal years then ended, copies of which have been furnished to each Bank, and the balance sheet of the Borrower and its Subsidiaries as at June 30, 1999, and the related statements of income and cash flow of the Borrower and its Subsidiaries for the six months then ended, duly certified by an authorized financial officer of the Borrower, copies of all of which have been furnished to each Bank, fairly present (subject, in the case of such balance sheets as at June 30, 1999 and the statements of income and cash flow for the six months then ended, to year-end audit adjustments and absence of footnotes), the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the respective fiscal years (or six months in the case of June 30, 1999 statements) ended on such dates, and all such balance sheets and statements of income, stockholders' equity and cash flow were prepared in accordance with GAAP.

   (b)   The audited balance sheets of the Acquired Business as at December
31, 1996, December 31, 1997 and December 31, 1998, and the related statements of income, stockholders' equity and cash flow of the Acquired Business for the respective fiscal years then ended, copies of which have been furnished to each Bank, and the balance sheet of the Acquired Business as at June 30, 1999, and the related statements of income and cash flow of the Acquired Business for the six months then ended, duly certified by an authorized financial officer of the Acquired Business, copies of all of which have been furnished to each Bank prior to the Borrowing, fairly present (subject, in the case of such balance sheets as at June 30, 1999 and the statements of income and cash flow for the six months then ended, to year-end audit adjustments and absence of footnotes), the financial condition of the Acquired Business as at such dates and the results of the operations of the Acquired Business for the respective fiscal years (or six months in the case of June 30, 1999 statements) ended on such dates, and all such balance sheets and statements of income, stockholders' equity and cash flow were prepared in accordance with GAAP.

   (c) Since June 30, 1999, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

   Section 4.06. Acquired Business. Contemporaneously with the making of the Borrowing, the Borrower will acquire directly (except APC, which shall be a wholly-owned Subsidiary of the Borrower) 100% of the Acquired Business and no Person other than the Borrower will have any right or option to acquire any portion of the Acquired Business other than pursuant to agreements for the sale or disposition of assets permitted by Section 6.05(b).

   Section 4.07. True and Complete Disclosure. No representation, warranty or other statement made by any Credit Party (or on behalf of any Credit Party) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date hereof. There is no fact known to any Responsible Officer of the Borrower on the date hereof that has not been disclosed to the Administrative Agent and the Banks which could reasonably be expected to have a Material Adverse Effect. All projections, estimates and pro forma financial information furnished by the Borrower or on behalf of the Borrower were prepared on the basis of assumptions, data, information or conditions believed by the Borrower to be reasonable at the time such projections, estimates and pro forma financial information were furnished.

   Section 4.08. Litigation. Except as otherwise disclosed to the Banks in writing, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, any other Credit Document or any of the Operative Documents or the consummation of any of the transactions contemplated hereby or thereby.

   Section 4.09. Use of Proceeds. The proceeds of the Advances will be used by the Borrower only for (i) the acquisition of the Acquired Business, (ii) repayment or refinancing of Indebtedness of the Acquired Business, (iii) fees and expenses associated with such acquisition, and (iv) other lawful corporate purposes; provided, that no such proceeds will be used to purchase or carry any margin stock (within the meaning of Regulation U). The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Following application of the proceeds of each Advance, (a) not more than 25 percent of the value of the assets of the Borrower which are subject to any arrangement with the Administrative Agent or any Bank (herein or otherwise) whereby the Borrower's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be margin stock (within the meaning of Regulation U); and (b) not more than 25 percent of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis, which are subject to any arrangement with the Administrative Agent or any Bank (herein or otherwise) whereby the Borrower's or any Subsidiary's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be margin stock (within the meaning of Regulation U).

   Section 4.10. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

   Section 4.11.   Public Utility Holding Company Act. None of the
Subsidiaries of the Borrower is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). The Borrower is an "exempt holding company" under PUHCA, at the date hereof and is subject only to Section 9(a)(2) thereof and the duty to annually file a claim of exemption with the Securities and Exchange Commission. Borrower has timely filed all required claims of exemption and has no notice from any Governmental Authority that could reasonably be expected to adversely affect its exemption. The Borrower will at all times be an "exempt holding company" under PUHCA until all "public utilities" under PUHCA are merged into Borrower at which time Borrower will not longer be a "holding company" under PUHCA.

   Section 4.12. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns required by law to be filed and has paid or caused to be paid all taxes, assessments and other governmental charges levied upon or in respect of any of its Properties, other than taxes the validity or amount of which are being contested in good faith by the Borrower or such Subsidiary by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes for all fiscal periods are adequate.

   Section 4.13. Pension Plans. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to the Plan and there has been no excise tax imposed under Section 4971 of the Code with respect to the Plan. No Reportable Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group has received notice (or has knowledge of any reason to expect) that any Multiemployer Plan is insolvent or in reorganization or has been terminated within the meaning of Title IV of ERISA. The Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any of its Subsidiaries for post-retirement benefits to be provided to the current and former employees of the Borrower or any of its Subsidiaries under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the Internal Revenue Service with respect to each Plan and furnished to the Banks is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Plan relating to such Schedule B. Neither the Borrower nor any member of the Controlled Group has failed to make a required contribution or payment to a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment to a Plan under Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any Subsidiary is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower or any Guarantor to any liability which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   Section 4.14. No Burdensome Restrictions; No Defaults. No Credit Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirement which could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default under or with respect to any contract, agreement, lease or other instrument to which such Credit Party is a party and which could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Responsible Officer of the Borrower, no Credit Party has received any notice of default under any contract, agreement, lease or other instrument to which such Credit Party is a party which is continuing or which, if not cured, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

   Section 4.15.   Environmental Condition.

   (a) The Borrower and its Subsidiaries, taken as a whole, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws as to which the failure to comply could reasonably be expected to have a Material Adverse Effect; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit the violation of which could reasonably be expected to have a Material Adverse Effect; and (iv) are not subject to any Environmental Claim, which Environmental Claim could reasonably be expected to have a Material Adverse Effect.

   (b) To the knowledge of the Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or, to the Borrower's knowledge, proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise designated or listed as a potential site for removal, remediation, cleanup, closure, restoration, reclamation or other response activity under any Environmental Laws if the liability to the Borrower for such removal, remediation, cleanup, closure, restoration, reclamation or other response activity could reasonably be expected to be in excess of $10 million dollars; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which Lien could reasonably be expected to have a Material Adverse Effect; or (iii) to any Credit Party's knowledge, has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused any condition that has resulted in or could reasonably be expected to result in the need for Response that could reasonably be expected to have a Material Adverse Effect.

   (c) Without limiting the foregoing, the present and, to the best knowledge of any Responsible Officer of the Borrower, future liability, if any, of the Credit Parties, taken as a whole, which would reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Effect.

   Section 4.16.   Compliance with Laws, Material Agreements. No Credit
Party is in violation of any Legal Requirement the failure to comply with which could reasonably be expected to have a Material Adverse Effect. No Credit Party is in violation of any provision of any material agreement to which it is a party, and the execution and delivery of this Agreement and the Credit Documents and the consummation of the transactions contemplated thereunder shall not result in any breach of any provisions of, or constitute a default under, any agreement, except any violation, breach, or default which would not reasonably be expected to have a Material Adverse Effect.

   Section 4.17. Year 2000. The Borrower has (a) completed a review and assessment of all areas within its and each of its Subsidiaries' and the Acquired Business' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the Year 2000 Problem, (b) developed a plan and timeline for addressing on a timely basis the Year 2000 Problem, and (c) to date, implemented that plan substantially in accordance with that timetable. Based on the foregoing, the Borrower believes that all computer applications (including those of its suppliers, vendors and customers) that are material to the business and operations of the Borrower, any of its Subsidiaries or the Acquired Business are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before, on or after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Acquired Business.

                  ARTICLE V

               AFFIRMATIVE COVENANTS

   So long as any Note or any amount under any Credit Document shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.

   Section 5.01.   Compliance with Laws, Material Agreements, Etc. The
Borrower will comply, and cause each of its Subsidiaries to comply, with all Legal Requirements (including ERISA and Environmental Laws), except where the failure to comply with such legal requirements would not reasonably be expected to have a Material Adverse Effect, and will comply, and cause each of its Subsidiaries to comply, with all material contractual obligations.

   Section 5.02. Maintenance of Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

   Section 5.03. Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to have a Material Adverse Effect; provided, however, that nothing contained in this Section 5.03 shall prevent any transaction permitted by Section 6.05.

   Section 5.04. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (ii) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its or its Subsidiaries' Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

   Section 5.05.   Visitation Rights; Environmental Inspections.

   (a) At any reasonable time and from time to time upon reasonable notice, the Borrower will, and will cause its Subsidiaries to, permit the Administrative Agent and any Bank or any agents or representatives thereof, to examine and make copies of and abstracts from their respective records and books of account, to visit and inspect their respective Properties and to discuss affairs, finances and accounts with any of their respective officers or directors.

   (b) If any event or series of events causes the Borrower and its Subsidiaries to spend more than $10,000,000 in the aggregate in connection with corrective action, including any necessary cleanup, removal, or remediation of Hazardous Substances or Hazardous Waste, for failure to comply with any Environmental Law, then, after the Borrower has delivered to the Majority Banks any existing studies, or in any event 15 days after the request therefor, at the Majority Banks' reasonable written request, the Borrower shall at its expense contract for the services of Persons to perform environmental site assessments for the purpose of determining whether there exists any Environmental condition that would result in a similar liability, cost or expense to the Borrower or any of its Subsidiaries under any of the conditions necessitating the corrective measures described above.

   Section 5.06. Reporting Requirements. The Borrower will furnish to the Administrative Agent and each Bank:

   (a) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

   (b) Quarterly Financials. As soon as available and in any event not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Borrower as presenting fairly the financial condition and the results of operations of the Borrower, but subject to omission of complete footnotes and changes resulting from year-end adjustments, and as having been prepared in accordance with GAAP, together with a compliance certificate duly executed by the president, chief executive officer, chief financial officer or the treasurer of the Borrower in substantially the form of Exhibit F;

   (c) Annual Financials. As soon as available and in any event not later than 105 days after the end of each fiscal year of the Borrower and its Subsidiaries, the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such year, and the statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries, for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon by Arthur Andersen L.L.P. or another firm of independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Majority Banks, containing an opinion to the effect that such consolidated financial statements have been prepared in accordance with GAAP consistently applied and present fairly the financial condition of the Borrower and its Subsidiaries and the result of their operations and that the examination by such accountants in connection with their report upon such financial statements has been made in accordance with generally accepted auditing standards, and that such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, together with a compliance certificate duly executed by the president, chief executive officer, chief financial officer or the treasurer of the Borrower in substantially the form of Exhibit F;

   (d) SEC Filings. Promptly after the filing thereof, (a) copies of all proxy materials which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, or any authority succeeding to any or all of the functions of said Commission ("SEC"), and (b) copies of all reports on Forms 10-K, 10-Q and 8-K (or successor forms) and other periodic reports, if any, which the Borrower or any Subsidiary of the Borrower files with the SEC;

   (e) Other Reports. Promptly and in any event within 15 days after the sending or filing thereof, copies of all financial statements and reports sent by the Borrower to its stockholders generally and copies of all press releases and other statements made available generally by the Borrower or any Subsidiary of the Borrower to the public concerning material developments in the business of the Borrower or any such Subsidiary;

   (f) Termination Events. As soon as possible and in any event (i) within 30 days after any Responsible Officer of the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after any Responsible Officer of the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such member of the Controlled Group proposes to take with respect thereto;

   (g)   Termination of Plans. Promptly and in any event within five
Business Days after the receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

   (h)   Other ERISA Notices. (1) Promptly and in any event within five
Business Days after the receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning (i) the imposition of withdrawal liability pursuant to Section 4202 of ERISA in an amount that could reasonably be expected to have a Material Adverse Effect, (ii) the determination that a Multiemployer Plan is, or is expect to be, in reorganization within the meaning of Title IV of ERISA, or (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA; (2) promptly and in any event within ten Business Days after the material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of, or obligation to commence, contributions to any Plan or Multiemployer Plan to which the Borrower or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions; (3) promptly and in any event within ten Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan and all communications received by the Borrower or a member of the Controlled Group with respect to such request; and (4) promptly and in any event within ten Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure;

   (i) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the EPA, or any other Governmental Authority engaged in protection of the Environment, concerning (i) material violations or alleged material violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Borrower at the time or after such violation, could reasonably be expected to have a Material Adverse Effect, (ii) any action or omission on the part of the Borrower or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower at the time of such receipt, could reasonably be expected to have a Material Adverse Effect, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower, its present or former Subsidiaries or any of their leased or owned material Property, wherever located;

   (j) Material Changes. Prompt written notice of (i) any condition or event of which any Responsible Officer of the Borrower has knowledge, which condition or event has or may reasonably be expected to have a Material Adverse Effect or (ii) a breach of or noncompliance with any term, condition, or covenant of any contract to which the Borrower or any of its Subsidiaries is a party or by which they or their properties may be bound, which breach or noncompliance could reasonably be expected to have a Material Adverse Effect;

   (k) Disputes, etc. Prompt written notice of any claims, litigation, proceedings or disputes instituted against, or, to the knowledge of any Responsible Officer of the Borrower threatened or affecting, the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

   (l) Operative Documents. Promptly after execution thereof, a copy of each Operative Document; and

   (m) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Bank through the Administrative Agent may from time to time reasonably request.

   Section 5.07. Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain their material owned, leased, or operated property, equipment, buildings and fixtures in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to have a Material Adverse Effect.

   Section 5.08.   Subsidiaries. If, after the date hereof, (a) any Person
(each a "New Subsidiary") becomes a Subsidiary of the Borrower (including each entity comprising part of the Acquired Business), or (b) any Immaterial Subsidiary becomes a Material Subsidiary (each a "Newly Material Subsidiary") , the Borrower will promptly cause each such New Subsidiary or Newly Material Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Subsidiary Guaranty Agreement, such evidence of corporate power and authority to enter into the Subsidiary Guaranty Agreement as the Administrative Agent may reasonably request and a favorable legal opinion of counsel reasonably acceptable to the Administrative Agent with respect to the Subsidiary Guaranty Agreement and such New Subsidiary or Newly Material Subsidiary in form and substance satisfactory to the Administrative Agent.

   Section 5.09. Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs, so that the financial statements of the Borrower may be prepared in accordance with GAAP.

   Section 5.10. Year 2000. The Borrower shall (a) continually review and assess all areas of the business and operations of it and its Subsidiaries (including those affected by suppliers, vendors and customers) that could be adversely affected by the Year 2000 Problem, (b) develop plans and timelines for addressing on a timely basis the Year 2000 Problem, and (c) implement that plan substantially in accordance with the timetables. The Borrower will ensure that all computer applications (including those of its suppliers, vendors and customers) that affect the businesses and operations of it and its Subsidiaries will function properly in all respects unless the failure to do so would not have a Material Adverse Effect.

   Section 5.11. Temporary Subsidiaries. On or before December 31, 1999, the Temporary Subsidiaries will have been merged into the Borrower or terminated and substantially all of their assets as of the date hereof will be wholly owned by the Borrower.


                  ARTICLE VI

                NEGATIVE COVENANTS

   So long as any Note or any amount under any Credit Document shall remain unpaid or any Bank shall have any Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.

   Section 6.01. Use of Proceeds. The Borrower will not use the proceeds of any Advance for any purposes other than the purposes specifically permitted in the first sentence of Section 4.09 and in any event will not use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, (ii) to purchase or carry any margin stock (as defined in Regulation
U), or to extend credit to others for that purpose, or (iii) to make any investment in any Person if such investment is opposed by the board of directors, general partner or other governing body of such Person.

   Section 6.02. Liens, Etc. The Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur or suffer to exist, any Lien on the Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or assign any right to receive income, except Permitted Liens.

   Section 6.03. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except (a) Restricted Payments made by any of the Borrower's Subsidiaries to the Borrower or to any of the Borrower's wholly-owned Subsidiaries, and (b) the Borrower may make Restricted Payments if before and after such Restricted Payment the Consolidated Net Worth is at least $120,000,000 and (c) amounts paid (including brokerage costs) for common stock of Borrower to the extent that the number of shares so purchased does not exceed the number of shares contemporaneously sold and issued through the Borrower's Direct Stock Purchase and Dividend Reinvestment Plan, if (i) no stock split or stock dividend payout has occurred in between such purchase and such sale, and (ii) such purchases are consistent with the Borrower's past business practices.

   Section 6.04. Compliance with ERISA. The Borrower will not, and will not permit any of its Subsidiaries to, (a) terminate any Plan so as to result in any material liability of the Borrower or any of its Affiliates to the PBGC, (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material risk of such a termination by the PBGC of any Plan under Section 4042 of ERISA, or (c) amend, or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any member of the Controlled Group is required to provide security to such Plan under Section 401(a)(29) of the Code.

   Section 6.05. Merger or Consolidation; Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to:

   (a) merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly-owned Subsidiaries, and (ii) any of the Borrower's wholly-owned Subsidiaries may merge with any Person, provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and, in the case of any such merger to which a Subsidiary of the Borrower is a party and the Borrower is not a party, a Subsidiary is the surviving corporation.

   (b) sell, lease, transfer, or otherwise dispose of any assets or any capital stock in any subsidiary, or any option, warrant or any other right to acquire any such capital stock, other than (i) sales of inventory in the ordinary course of business, (ii) dispositions of assets or any capital stock outside the ordinary course of business to any Person for an aggregate consideration of $5,000,000 or less for each such sale or related series of sales, (iii) dispositions of assets or any capital stock outside the ordinary course of business not otherwise permitted by (ii) above in an aggregate amount for any fiscal year not to exceed $15,000,000, and (iv) dispositions of equipment no longer used or useful in the business of the Borrower and its Subsidiaries.

   Section 6.06. Permitted Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any capital contributions to, or make any equity investment in, or purchase or commit to purchase any stock or other equity securities of or equity interests in any Person, except the purchase of the Acquired Business in accordance with the Purchase Agreement and the purchase of other businesses in the same general lines of business as the Borrower and its subsidiaries on the date of this Agreement provided that this Section 6.06 shall not prohibit the SEMCO Gas Capitalization Adjustment. The Borrower will not (i) forgive or reduce the principal of, or interest on, any Acceptable Instrument, (ii) postpone any date fixed for any payment of principal of, or interest on, any Acceptable Instrument, or (iii) make or agree to any other amendment, waiver, termination or other modification of any Acceptable Instrument if, in the case of (i), (ii), or (iii) such action could reasonably be expected to be adverse to the Borrower or the Banks.

   Section 6.07. Affiliate Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate of the Borrower (a "Restricted Affiliate"); (b) any transfer, sale, lease, assignment or other disposal of any assets to any Restricted Affiliate or any purchase or acquisition of assets from any Restricted Affiliate; or (c) any arrangement or other transaction directly or indirectly with or for the benefit of any Restricted Affiliate (including guaranties and assumptions of obligations of a Restricted Affiliate); provided that the Borrower and its Subsidiaries may enter into any arrangement or other transaction with any Restricted Affiliate if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries taken as a whole as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not a Restricted Affiliate.

   Section 6.08. Fixed Coverage Ratio. The Borrower will keep and maintain the ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of four consecutive fiscal quarters of the Borrower at not less than 2:00 to 1:00; provided, that if the Borrower or any Subsidiary of the Borrower (the "Acquiring Entity") shall, during any such period, incur, create or assume any Indebtedness ("Subject Indebtedness") for the purpose of financing the acquisition (the "Subject Transaction") of additional property ("Acquired Property"), then (i) in computing Fixed Charges for such period, there shall be included therein Fixed Charges on Subject Indebtedness for that portion of such period preceding the date of the Subject Transaction (the "Preacquisition Portion" of such period), as though the Subject Indebtedness had been incurred at the beginning of such period at an interest rate for the Preacquisition Portion of such period equal to the interest rate of the Subject Indebtedness in effect on the date of the Subject Transaction, and (ii) in computing Net Income Available for Fixed Charges, there shall be included therein the net earnings or net loss, as the case may be (the "Net Income") for the Preacquisition Portion of such period, as though the Acquired Property had been owned by the Acquiring Entity for the entire such period (such Net Income to be determined (x) prior to any deduction for Interest Charges or any federal, state or other income taxes and (y) on a cumulative basis for the Preacquisition Portion of such period). Without limiting the generality of the foregoing, it is agreed that the acquisition by the Borrower of the Acquired Business shall be a Subject Transaction.

   Section 6.09. Limitations on Debt. (a) The Borrower will at all times keep and maintain Consolidated Adjusted Funded Debt in an amount (i) which is less than 65% of Consolidated Adjusted Total Capitalization, and (ii) which, when added to Guaranteed Amounts, is less than 70% of the sum of Consolidated Adjusted Total Capitalization plus Guaranteed Amounts.

   Section 6.10. Operative Documents. The Borrower will not amend, supplement, waive or otherwise modify the Purchase Agreement, without the prior written consent of the Majority Banks.

   Section 6.11. Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to incur, create, guaranty or assume any Funded Debt or permit to exist any Funded Debt of any Subsidiary, except (i) pursuant to a Subsidiary Guaranty Agreement, (ii) Funded Debt of Material Subsidiaries that does not exceed at any time $50,000,000 in the aggregate for all Subsidiaries of the Borrower (not including Funded Debt described in (iii) or (iv) of this Section 6.11), (iii) Funded Debt of Material Subsidiaries existing as of the date hereof described on Schedule 6.11 and (iv) Funded Debt of Material Subsidiaries from loans made by the Borrower in aggregate less than $280,000,000 evidenced by Acceptable Instruments.

   Section 6.12. Utility Subsidiaries. The Borrower will not create or permit to exist any Utility Subsidiaries except the Temporary Subsidiaries.


                  ARTICLE VII

               DEFAULT AND REMEDIES

   Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default":

   (a) Payment. The Borrower shall fail to (i) pay any principal of any Note when due or (ii) pay any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document within three Business Days of when the same becomes due and payable;

   (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

   (c) Covenant Breaches. (i) The Borrower shall (A) fail to perform or observe any covenant contained in Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(A) above or Section 7.01(a) if such failure shall remain unremedied for 10 days after the earlier of
(1) written notice of such default shall have been given to the Borrower by the Administrative Agent or any Bank, or (2) a Responsible Officer of the Borrower's actual knowledge of such default or (ii) any Credit Party shall fail to perform or observe any covenant made by it in any Credit Document to which it is a party and such failure shall remain unremedied for 10 days after the earlier of (A) written notice of such default shall have been given to the Borrower by the Administrative Agent or any Bank, or (B) a Responsible Officer of the Borrower's actual knowledge of such default;

   (d) Cross-Defaults. (i) The Borrower or any Subsidiary of the Borrower shall fail to pay any principal of or premium or interest on its respective Indebtedness which is outstanding in a principal amount of at least $2,000,000 individually or when aggregated with all Indebtedness of the Borrower or its Subsidiaries so in default (but excluding Indebtedness evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least $2,000,000 individually or when aggregated with all Indebtedness of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness prior to the stated maturity thereof; (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or prepayments contractually required from proceeds received upon the sale of any Property); or
(iv) the Borrower or any of its Subsidiaries is in default under any agreement which could reasonably be expected to result in a Material Adverse Effect;

   (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any action to authorize any of the actions set forth above in this paragraph (e);

   (f) Judgments. Any judgment or order for the payment of money in excess of $1,000,000 (or judgments or orders more than $10,000,000 in the aggregate) shall be rendered against the Borrower or any of its Subsidiaries and is unpaid and is either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and is continuing or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

   (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Bank, (i) such Termination Event shall have caused a material risk of Plan termination or liability for withdrawal from the Plan as a substantive employer and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $1,000,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

   (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000;

   (i) Guaranty. The Subsidiary Guaranty Agreement shall at any time and for any reason cease to be in full force and effect or shall be contested by any party thereto, or any Subsidiary shall deny it has any liability or obligation under the Subsidiary Guaranty Agreement;

   (j) Multiemployer Plan in Reorganization. The Borrower or any member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the members of the Controlled Group to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $5,000,000 in the aggregate;

   (k)   Waiver of Minimum Funding Standard. The plan administrator of any
Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Bank reasonably believes the substantial business hardship on which the application for the waiver is based could reasonably be expected to subject either the Borrower or any member of the Controlled Group to liability individually or in the aggregate in excess of $5,000,000.

   (l) Credit Documents. Any Credit Document shall at any time and for any reason other than according to its terms cease to be in full force and effect or shall be contested by any Credit Party, or any Credit Party shall deny it has any liability or obligation under any Credit Document to which it is a party; or

   (m)   Change in Control. A Change in Control shall occur.

   Section 7.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

   (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make any Advance to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower; and

   (b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce rights and remedies under the Subsidiary Guaranty Agreement, or any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

   Section 7.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

   (a) the obligation of each Bank to make any Advance shall immediately and automatically be terminated and the Notes, all interest on the Notes and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower; and

   (b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce rights and remedies under the Subsidiary Guaranty Agreement or any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

   Section 7.04. Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or any Bank is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

   Section 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Bank (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.
Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that such Bank may have.

   Section 7.06. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.07. During the existence of an Event of Default, all payments and collections shall be applied to the Credit Obligations in accordance with Section 2.10 first to any reimbursements and indemnifications due to the Banks, then ratably to any accrued and unpaid interest and fees due to the Banks, then ratably to the outstanding principal balance of the Advances, and then to any other amounts owed.

                 ARTICLE VIII

              THE ADMINISTRATIVE AGENT


   Section 8.01. Appointment, Powers, and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.05 and the first sentence of
Section 8.06 shall include its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Bank; (b) shall not be responsible to the Banks for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or any other Person or the satisfaction of any condition (including any condition referred to in Article III) or to inspect the Property (including the books and records) of any Credit Party or any other Person; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; (e) shall not be responsible for or have any duty to conduct any due diligence with respect to the Borrower, any of its Subsidiaries, the Acquired Business, the Year 2000 Problem or any other matter; and (f) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

   Section 8.02.   Reliance by Administrative Agent. The Administrative
Agent shall be entitled to rely upon any certification, notice, instrument, writing or other communication (including any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes of this Agreement unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.06. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding on all of the Banks; provided, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law; and provided further, that the Administrative Agent shall not be required to take any action unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking any such action.

   Section 8.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received written notice from a Bank or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Section 8.02) take such action with respect to such Default as shall reasonably be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

   Section 8.04. Rights as Bank. With respect to its Commitment and the Advances made by it, Bank of America (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Bank of America (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or affiliates as if it were not acting as Administrative Agent, and Bank of America (and any successor acting as Administrative Agent) and its affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

   Section 8.05. INDEMNIFICATION. THE BANKS AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER HEREUNDER, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER HEREUNDER) RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENTS, FOR ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES) OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER THAT MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT (INCLUDING BY ANY BANK) IN ANY WAY RELATING TO OR ARISING OUT OF ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER ANY CREDIT DOCUMENT (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE ADMINISTRATIVE AGENT); PROVIDED THAT NO BANK SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower; provided, however, that upon recovery of any or all of such costs and expenses by the Administrative Agent from the Borrower, the Administrative Agent shall remit to each Bank its ratable share of such amounts so recovered. The agreements contained in this Section shall survive payment in full of the Advances and all other amounts payable under this Agreement.

   Section 8.06.   Non-Reliance on Administrative Agent and Other Banks.
Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries or affiliates that may come into the possession of the Administrative Agent or any of its affiliates.

   Section 8.07.   Resignation of Administrative Agent. The Administrative
Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent (so long as no Default has occurred and is continuing, subject to the consent of the Borrower which shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent (so long as no Default has occurred and is continuing, subject to the consent of the Borrower which shall not be unreasonably withheld) which shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.


                  ARTICLE IX

                 MISCELLANEOUS

   Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Credit Document, nor consent to any departure by the Borrower or any other Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks and the Borrower, do any of the following:
(a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitment of any Bank, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend
Section 2.12 or this Section 9.01, (g) release any Credit Party from its obligations under any Credit Document to which it is a party, except pursuant to the terms of the applicable Credit Document; or (h) amend the definition of "Majority Banks"; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

   Section 9.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower or to a Guarantor, at the Borrower's address at 405 Water Street, Port Huron, Michigan 48060, Attention: Edric Mason (telecopy: (810) 966-4212); if to any Bank, at its Applicable Lending Office specified opposite its name on
Schedule 1.01(a); if to the Administrative Agent, at its address at 700 Louisiana, 8th floor, Houston, Texas 77002, Attention: Paul Squires (telecopy:
(713) 247-6952; telephone: (713) 247-6568) with a copy to Renita Cummings, 901 Main Street, 14th Floor, Dallas, Texas, 75202, (telecopy: (214) 290-8371); or, as to each party, at such other address or telecopy number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed, hand-delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

   Section 9.03. No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

   Section 9.04. Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification or amendment of, or in connection with due diligence regarding, this Agreement, the other Credit Documents and the other documents to be delivered hereunder, including the reasonable fees and expenses of counsel for the Administrative Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and the Banks, if any (including reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Credit Documents and the other documents to be delivered hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.04 shall survive the payment in full of the Advances and all other amounts payable under this Agreement.

   Section 9.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Bank, either received a counterpart of this Agreement executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

   Section 9.06.   Bank Assignments and Participations.

(a)   Assignments.   Each Bank may assign to one or more Eligible Assignees
all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advance, its Note and its Commitment); provided, however, that

   (i)   each such assignment shall be to an Eligible Assignee;

   (ii) except in the case of an assignment to another Bank or an assignment of all of a Bank's rights and obligations under this Agreement, any such partial assignment shall be in an amount equal to at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

   (iii) each such assignment by a Bank shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes; and

   (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance in the form of Exhibit A, together with any Note subject to such assignment and a processing fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party to this Agreement and, to the extent of such assignment, have the obligations, rights, and benefits of a Bank hereunder and the assigning Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.11.

   (b) The Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

   (c) Procedures. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

   (d) Participations. Each Bank may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Advance); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions of such Bank contained in Article II and the right of set-off of such Bank contained in
Section 7.05, and (iv) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Note and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Note or extending its Commitment).

   (e) Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement, any Bank may at any time assign and pledge all or any portion of its Advance and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

   (f) Confidentiality. Any Bank may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.08.

   Section 9.07.   INDEMNIFICATION. THE BORROWER AGREES TO INDEMNIFY AND
HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ARRANGER AND EACH BANK AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ADVISORS (EACH AN "INDEMNIFIED PARTY") FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS AND EXPENSES (INCLUDING (A) REASONABLE ATTORNEYS' FEES, INCLUDING THE ALLOCATED COST OF INTERNAL COUNSEL, AND (B) SETTLEMENT COSTS) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING IN CONNECTION WITH ANY INVESTIGATION, ACTUAL OR THREATENED LITIGATION OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.07 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY THE BORROWER, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGER, ANY BANK, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES.

   Section 9.08. Confidentiality. The Administrative Agent and each Bank (each, a "Lending Party") agrees to make reasonable efforts to keep confidential any information furnished or made available to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party,
(h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.

Section 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

   Section 9.10. Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c),
9.04 and 9.07 shall survive any termination of this Agreement and repayment in full of the Credit Obligations.

   Section 9.11. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

   Section 9.12. Maximum Rate. At all such times, if any, as Chapter 303 ("Chapter 303") of the Texas Finance Code shall establish a Maximum Rate, the Maximum Rate shall be the weekly ceiling (as such term is defined in Chapter
303) from time to time in effect. In no event shall the provisions of Chapter 346 of the Texas Finance Code, as amended (formerly found in Article 5069, Chapter 15 of the Revised Civil Statutes of Texas) (which regulates certain revolving credit loan accounts and revolving tri-party accounts) apply to any Loan made hereunder.

   Section 9.13. Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Bank including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Bank receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Banks shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Credit Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

   Section 9.14. Governing Law. This Agreement and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

   Section 9.15. Waiver of Jury. EACH OF THE BORROWER, THE OTHER CREDIT PARTIES, THE BANKS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

   PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

   THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT AND ANY FEE LETTERS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES (AND SUPERSEDE THE COMMITMENT LETTER DATED JULY 1,
1999) AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

   THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

   EXECUTED as of the day first above written.


             BORROWER:


             SEMCO ENERGY, INC.


             By: /s/Sebastian Coppola
             Name: Sebastian Coppola
             Title: Senior Vice President and CFO


             ADMINISTRATIVE AGENT:


             BANK OF AMERICA, N.A., as Administrative Agent


             By: /s/Paul A. Squires
             Name: Paul A. Squires
             Title: Managing Director


             SYNDICATION AGENT:


             BANK ONE, NA
             (Main Office - Chicago)


             By: /s/Kenneth J. Fatur
             Name: Kenneth J. Fatur
             Title: Vice President

             BANKS:



Commitment:          BANK OF AMERICA, N.A.


$40,000,000          By: /s/Paul A. Squires
             Name: Paul A. Squires
             Title: Managing Director


$40,000,000          BANK ONE, NA
             (Main Office - Chicago)


             By: /s/Kenneth J. Fatur
             Name: Kenneth J. Fatur
             Title: Vice President


             BANK HAPOALIM B.M.


$15,000,000          By: /s/Michael J. Byrne
             Name: Michael J. Byrne
             Title: Vice President-Senior Lending Officer


             By: /s/Thomas J. Hepperle
             Name: Thomas J. Hepperle
             Title: Vice President


             BANK OF MONTREAL


$ 17,500,000          By: /s/Kresten M. Bjornsson
             Name: Kresten M. Bjornsson
             Title: Director

             THE BANK OF NEW YORK


$ 25,000,000          By: /s/John N. Watt
             Name: John N. Watt
             Title: Vice President


             COMERICA BANK


$25,000,000          By: /s/David C. Bird
             Name: David C. Bird
             Title: Vice President


             CREDIT LYONNAIS NEW YORK BRANCH


$25,000,000          By: /s/Phillippe Soustra
             Name: Phillippe Soustra
             Title: Senior Vice President


             FIFTH THIRD BANK, NORTHWESTERN OHIO, N.A.


$17,500,000          By: /s/Todd A. Hoyt
             Name: Todd A. Hoyt
             Title: Senior Vice President


             FIRST UNION NATIONAL BANK


$25,000,000          By: /s/Joe K. Dancy
             Name: Joe K. Dancy
             Title: Vice President

             THE FUJI BANK, LIMITED


$17,500,000          By: /s/Peter L. Chinnici
             Name: Peter L. Chinnici
             Title: Senior Vice President & Group Head


             NATIONAL AUSTRALIA BANK LIMITED (A.C.N. 004044937)


$25,000,000          By: /s/Frank J. Campiqua
             Name: Frank J. Campiqua
             Title: Vice President


             NATIONAL CITY BANK


$17,500,000          By: /s/Kenneth R. Ehrhardt
             Name: Kenneth R. Ehrhardt
             Title: Vice President